Entergy
639 Loyola Avenue
New Orleans, LA  70113

News
Release

Date:	May 2, 2006
For Release:	Immediately
Contact:	Yolanda Pollard (News Media) (504) 576-4238 ypollar@entergy.com	Michele Lopiccolo (Investor Relations) (504) 576-4879 mlopicc@entergy.com

Exhibit 99.2

Entergy Reports First Quarter Earnings

New Orleans, La. - Entergy Corporation (NYSE:ETR) today reported first quarter 2006 as-reported earnings of $193.6 million, or 92 cents per share, compared with $172.0 million, or 79 cents per share, for first quarter 2005. On an operational basis, Entergy's first quarter 2006 earnings were $190.2 million, or 90 cents per share, compared with $173.4 million, or 80 cents per share, in first quarter 2005.

Entergy Corporation Consolidated Earnings - Reconciliation of GAAP* to non-GAAP Measures
First Quarter 2006 vs. 2005
(Per share in U.S. $)	First Quarter
	2006	2005	$ Change
As-Reported Earnings
Utility, Parent & Other	0.54	0.42	0.12
Entergy Nuclear	0.39	0.36	0.03
Non-Nuclear Wholesale Assets	(0.01)	0.01	(0.02)
	0.92	0.79	0.13
Special Items	0.02	(0.01)	0.03
Operational Earnings	0.90	0.80	0.10

*GAAP refers to United States generally accepted accounting principles.

Operational Earnings Highlights for First Quarter 2006

    Utility, Parent & Other achieved higher earnings while still experiencing the effects of two hurricanes that reduced retail sales and pushed interest expense higher as borrowings increased to fund storm costs.
    Entergy Nuclear earnings increased as a result of higher generation due to fewer outage days and uprates, as well as higher energy pricing.
    Entergy's Non-Nuclear Wholesale Assets business had lower results due to the absence of any sales of SO2 allowances in the current period.

"Entergy continues to work to rebound from the devastation of last year's storms," said J. Wayne Leonard, Entergy's chief executive officer. "Constructive progress is evident across a range of operational and regulatory efforts, with more work to be done as we stay focused on delivering high quality service to our customers and strengthening our financial position and results of operations."

Other Highlights
    Two of Entergy's operating utilities received approval for interim storm cost recovery while provisions of recently enacted Gulf Opportunity Zone tax legislation resulted in a significant cash tax refund in connection with accelerated deductions for storm expenses.
    Entergy received Federal Energy Regulatory Commission approval for its Independent Coordinator of Transmission proposal.
    Entergy Nuclear received approval for a 20 percent uprate at Vermont Yankee and advanced in the process of increasing generation output at the plant.

Utility, Parent & Other

In first quarter 2006, Utility, Parent & Other recorded as-reported earnings of $113.2 million, or 54 cents per share, compared to earnings of $91.8 million, or 42 cents per share, in first quarter 2005. On an operational basis, earnings were $109.8 million, or 52 cents per share, in first quarter 2006, compared to $93.1 million, or 43 cents per share, in first quarter 2005. As-reported 2006 earnings reflect two cents per share in special items. The special items are comprised of earnings at Entergy New Orleans, Inc. of $5.6 million, or three cents per share, and an operating loss of $2.2 million, or one cent per share, from the competitive retail business in Texas. Entergy sold its customer base in the retail business in April 2006.

Entergy New Orleans' results for first quarter 2006 are being treated as a special item. As such, its results are included in Utility, Parent & Other as-reported earnings but are excluded from operational earnings. For first quarter 2005, Utility, Parent & Other results include Entergy New Orleans on both as-reported and operational bases. Also, Entergy New Orleans is de-consolidated for both first quarter 2006 and first quarter 2005 reporting purposes due to uncertainties surrounding the nature, timing, and specifics of the Entergy New Orleans bankruptcy proceedings. (On September 23, 2005 Entergy New Orleans filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code to protect its franchise agreement with the City of New Orleans and ensure continued progress in restoring power and gas service to New Orleans after Hurricane Katrina.) Accordingly, revenue and expense explanations that follow exclude the revenues and expenses of Entergy New Orleans.

Earnings for Utility, Parent & Other in first quarter 2006, exclusive of Entergy New Orleans, reflect rate actions over the past year, including the addition of Perryville and Attala, two highly efficient gas-fired units in retail rates, as well as improved margins on wholesale sales contracts and accretion from Entergy's share repurchase program. Partially offsetting the above factors were higher operation and maintenance expense, higher interest expense realized in connection with borrowings to pay for storm restoration costs for Hurricanes Katrina and Rita, and milder-than-normal weather. The higher operation and maintenance expense resulted from increased storm reserves and costs associated with Perryville and Attala. Also contributing to the increase in operation and maintenance expense was higher nuclear expense associated with an unplanned outage.

Entergy New Orleans' results for first quarter 2006 reflect earnings of three cents per share. In first quarter 2005, Entergy New Orleans also earned three cents per share. First quarter 2005 results reflect a normal operating environment for Entergy New Orleans where results were primarily driven by margin on sales to retail customers. However, as a result of Hurricane Katrina, and the subsequent filing by Entergy New Orleans for reorganization under Chapter 11 of the U.S. Bankruptcy Code, first quarter 2006 results reflect the ongoing impact of the hurricane as well as certain actions taken by Entergy New Orleans specific to its continuing effort to recover financially from this storm. Results for the current period include significantly lower revenues from customers due to extended outages and customer losses partially offset by lower operation and maintenance expense due to the continued focus on storm restoration rather than routine operating activities and ongoing cost reduction initiatives. In addition, net wholesale revenue is materially higher due to an increase in energy available for sales for resale due to the lower retail usage caused by Hurricane Katrina. Finally, current results reflect lower interest expense due to the cessation of interest accruals on first mortgage bonds as a result of an agreement among bondholders and Entergy New Orleans in the Chapter 11 bankruptcy proceeding.

Excluding Entergy New Orleans, megawatt-hour sales in the residential sector in first quarter 2006, on a weather-adjusted basis, were up two percent, compared to first quarter 2005. Commercial and governmental sales, after adjusting for weather, were up two percent, compared to the prior quarter. Industrial sales experienced a decrease of four percent in first quarter 2006, compared to the same period a year ago.

The decline in the industrial sector in first quarter 2006 reflects the storm-related impact that was concentrated in the chemical and refining industries which currently make up more than 50 percent of Entergy's industrial sales. Two large industrial customers remain out of service, with one expected to return shortly and the other by the end of second quarter 2006. High gas prices have placed some strain on the chemical and paper sectors, but large scale disruptions have not been experienced to date.

Entergy Nuclear

Entergy Nuclear earned 81.5 million, or 39 cents per share, on both as-reported and operational bases in first quarter 2006. This compares to as-reported and operational earnings of $78.0 million, or 36 cents per share, in first quarter 2005. In first quarter 2006 Entergy Nuclear had higher generation resulting from the combination of uprates and no planned refueling outage days compared to 20 days in first quarter 2005. In addition, higher pricing contributed to the improved results at Entergy Nuclear. Partially offsetting the contributions of higher generation and improved pricing was higher operation and maintenance expense due to the absence of refueling outages in the current period. Operation and maintenance expense decreases during outages as resources working the outage are deferred and subsequently amortized into expense over the next 18 to 24 months.

Non-Nuclear Wholesale Assets

Entergy's non-nuclear wholesale assets business realized a loss of $1.1 million, or one cent per share, on both as-reported and operational bases in first quarter 2006. As-reported and operational results in first quarter 2005 were $2.3 million, or one cent per share, and included the sale of SO2 allowances while there were no such sales in the current period.

Outlook

Entergy is reaffirming as-reported earnings guidance for 2006 in the range of $4.78 to $5.08 per share and operational earnings guidance of $4.50 to $4.80 per share. Earnings guidance ranges exclude Entergy New Orleans given the uncertainty that remains for this business as it works toward filing a plan of reorganization. During 2006, actual results for Entergy New Orleans are being separately identified as a special item for earnings release purposes.

Entergy continues to focus on recovery and stability in the aftermath of hurricanes that severely affected its business operations in August and September of 2005. While these storms created issues that may affect near-term financial performance, the company's long-term aspirations remain in tact. Specifically, Entergy aspires to deliver average annual earnings per share growth of five to six percent, to achieve a nine percent return on invested capital, and to continue to improve the company's overall credit quality over the long-term. The company's ability to achieve these aspirations over time will be based upon a combination of factors. These include, but are not limited to, intrinsic growth, the recovery of storm-related restoration costs, the return of customers and load to portions of the Entergy service territory that have been severely damaged and further impacted by new flood maps and more stringent building codes, and the amount of cash that is available for capital deployment in investments, share repurchases, dividends or debt retirement.

Entergy Corporation is an integrated energy company engaged primarily in electric power production and retail distribution operations. Entergy owns and operates power plants with approximately 30,000 megawatts of electric generating capacity, and it is the second-largest nuclear generator in the United States. Entergy delivers electricity to 2.7 million utility customers in Arkansas, Louisiana, Mississippi, and Texas. Entergy has annual revenues of more than $10 billion and approximately 14,000 employees.

Entergy's online address is www.entergy.com

In this release and from time to time, Entergy makes statements concerning its expectations, beliefs, plans, objectives, goals, strategies, and future events or performance. Such statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Although Entergy believes that these forward-looking statements and the underlying assumptions are reasonable, it cannot provide assurance that they will prove correct. Except to the extent required by the federal securities laws, Entergy undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Forward-looking statements involve a number of risks and uncertainties, and there are factors that could cause actual results to differ materially from those expressed or implied in these statements. Some of those factors include, but are not limited to the risk factors discussed in our Form 10-K as well as the following factors: resolution of pending and future rate cases and negotiations, including various performance-based rate discussions and implementation of new Texas legislation, and other proceedings, including those related to Entergy's System Agreement, Entergy's utility supply plan, recovery of storm costs, and recovery of fuel and purchased power costs, Entergy's ability to manage its operation and maintenance costs, the performance of Entergy's generating plants, and particularly the capacity factor at its nuclear generating facilities, prices for power generated by Entergy's unregulated generating facilities, the ability to hedge, sell power forward or otherwise reduce the market price risk associated with those facilities, including the Non-Utility Nuclear plants, and the prices and availability of fuel and power Entergy must purchase for its utility customers, and Entergy's ability to meet credit support requirements for fuel and power supply contracts, Entergy's ability to develop and execute on a point of view regarding prices of electricity, natural gas, and other energy-related commodities, changes in the financial markets, particularly those affecting the availability of capital and Entergy's ability to refinance existing debt, execute its share repurchase program, and fund investments and acquisitions, actions of rating agencies, including changes in the ratings of debt and preferred stock, changes in general corporate ratings, and changes in the rating agencies' ratings criteria, changes in inflation, interest rates, and foreign currency exchange rates, Entergy's ability to purchase and sell assets at attractive prices and on other attractive terms, volatility and changes in markets for electricity, natural gas, uranium, and other energy-related commodities, changes in utility regulation, including the beginning or end of retail and wholesale competition, the ability to recover net utility assets and other potential stranded costs, the establishment of a regional transmission organization that includes Entergy's utility service territory, and the application of market power criteria by the Federal Energy Regulatory Commission, changes in regulation of nuclear generation facilities and nuclear materials and fuel, including possible shutdown of nuclear generating facilities, particularly those in the northeastern United States, uncertainty regarding the establishment of interim or permanent sites for spent nuclear fuel storage and disposal, resolution of pending or future applications for license extensions or modifications of nuclear generating facilities, changes in law resulting from the new federal energy legislation, including the effects of the Public Utilities Holding Company Act of 1935 repeal, changes in environmental, tax, and other laws, including requirements for reduced emissions of sulfur, nitrogen, carbon, mercury, and other substances, the economic climate, particularly growth in Entergy's service territory, variations in weather and the occurrence of hurricanes and other storms and disasters, including uncertainties associated with efforts to remediate the effects of Hurricanes Katrina and Rita and recovery of costs associated with restoration including Entergy's ability to obtain financial assistance from governmental authorities in connection with these storms, the outcome of the Chapter 11 bankruptcy proceeding of Entergy New Orleans, Inc. and the impact of this proceeding on other Entergy companies, advances in technology, the potential effects of threatened or actual terrorism and war, the effects of Entergy's strategies to reduce tax payments, the effects of litigation and government investigations, changes in accounting standards, corporate governance, and securities law requirements, Entergy's ability to attract and retain talented management and directors.

Appendix A provides a reconciliation of GAAP as-reported earnings to non-GAAP operational earnings.

Appendix A: Consolidated Earnings - Reconciliation of GAAP to Non-GAAP Measures First Quarter 2006 vs. 2005
(Per share in U.S. $)
	First Quarter
	2006	2005	Change
As-Reported
Utility, Parent & Other	0.54	0.42	0.12
Entergy Nuclear	0.39	0.36	0.03
Non-Nuclear Wholesale Assets	(0.01)	0.01	(0.02)
Consolidated As-Reported Earnings	0.92	0.79	0.13

Less Special Items
Utility, Parent & Other	0.02	(0.01)	0.03
Entergy Nuclear	-	-	-
Non-Nuclear Wholesale Assets	-	-	-
Consolidated Special Items	0.02	(0.01)	0.03

Operational
Utility, Parent & Other	0.52	0.43	0.09
Entergy Nuclear	0.39	0.36	0.03
Non-Nuclear Wholesale Assets	(0.01)	0.01	(0.02)
Consolidated Operational Earnings	0.90	0.80	0.10

Entergy Corporation
Consolidated Income Statement
Three Months Ended March 31
(in thousands)
	2006	2005	% Inc/(Dec)
	(unaudited)
Operating Revenues:
Domestic electric	$2,092,933	$1,702,017	23.0
Natural gas	37,415	26,855	39.3
Competitive businesses	437,683	381,310	14.8
Total	2,568,031	2,110,182	21.7
Operating Expenses:
Operation and maintenance:
Fuel, fuel-related expenses, and gas purchased for resale	840,171	498,986	68.4
Purchased power	461,370	431,623	6.9
Nuclear refueling outage expenses	41,993	39,811	5.5
Other operation and maintenance	529,430	503,639	5.1
Decommissioning	35,596	36,998	(3.8)
Taxes other than income taxes	103,338	90,616	14.0
Depreciation and amortization	205,388	215,521	(4.7)
Other regulatory (credits) - net	(44,018)	(18,020)	144.3
Total	2,173,268	1,799,174	20.8
Operating Income	394,763	311,008	26.9
Other Income:
Allowance for equity funds used during construction	15,459	12,602	22.7
Interest and dividend income	43,831	30,618	43.2
Equity in earnings (loss) of unconsolidated equity affiliates	3,586	3,302	8.6
Miscellaneous - net	(6,207)	25,931	(123.9)
Total	56,669	72,453	(21.8)
Interest and Other Charges:
Interest on long-term debt	120,481	107,266	12.3
Other interest - net	17,261	11,485	50.3
Allowance for borrowed funds used during construction	(9,045)	(7,277)	24.3
Total	128,697	111,474	15.5

Income From Continuing Operations Before Income Taxes	322,735	271,987	18.7
Income Taxes	118,830	92,242	28.8
Income From Continuing Operations	203,905	179,745	13.4
Loss From Discontinued Operations (net of taxes of ($17,995) and ($399))	(2,239)	(1,366)	63.9
Consolidated Net Income	201,666	178,379	13.1
Preferred dividend requirements of subsidiaries and other	8,038	6,383	25.9
Earnings Applicable to Common Stock	$193,628	$171,996	12.6

Earnings Per Average Common Share (from continuing operations):
Basic	$0.94	$0.81	16.0
Diluted	$0.93	$0.80	16.3
Loss Per Average Common Share (from discontinued operations):
Basic	($0.01)	($0.01)	-
Diluted	($0.01)	($0.01)	-
Earnings Per Average Common Share:
Basic	$0.93	$0.80	16.3
Diluted	$0.92	$0.79	16.5
Average Number of Common Shares Outstanding - Basic	207,732,341	214,128,023
Average Number of Common Shares Outstanding - Diluted	211,374,512	218,633,202

Entergy Corporation
Utility Electric Energy Sales & Customers Excluding Entergy New Orleans

Three Months Ended March 31

	2006	2005	% Change	% Weather-Adjusted
	(Millions of kwh)
Electric Energy Sales:
Residential	6,963	7,170	(2.9)	2.3
Commercial	5,534	5,471	1.2	2.2
Governmental	382	383	(0.3)	(0.3)
Industrial	9,053	9,452	(4.2)	(4.2)
Total to Ultimate Customers	21,932	22,476	(2.4)	(0.5)
Wholesale	1,555	1,728	(10.0)
Total Sales	23,487	24,204	(3.0)

March 31

	2006	2005	% Change
Electric Customers (End of period):
Residential	2,120,033	2,126,685	(0.3)
Commercial	300,439	301,728	(0.4)
Governmental	12,455	13,338	(6.6)
Industrial	39,015	38,484	1.4
Total Ultimate Customers	2,471,942	2,480,235	(0.3)
Wholesale	32	37	(13.5)
Total Customers	2,471,974	2,480,272	(0.3)

Customer count data reflects estimates of customers in the hardest hit areas affected by Hurricane Katrina. Issues associated with temporary housing and resumption of service at permanent dwellings render precise counts difficult at this time.